EXHIBIT 99.1


Digital Biometrics, Inc. and Visionics Corporation Complete Merger

MINNETONKA, MN and JERSEY CITY, NJ - Feb. 15, 2001 - Digital Biometrics Inc.
(DBI) (Nasdaq: DBII), the leader in biometrics systems engineering and connectivity, and Visionics Corporation, the leading developer of facial recognition technology, today announced the completion of their corporate merger. At a special shareholder meeting today, DBI's shareholders voted to merge with Visionics Corporation effective immediately. The merged company's name will be Visionics Corporation and will begin trading on the Nasdaq National Market under the ticker, "VSNX", as of Tuesday, February 20, 2001.

In a meeting following the shareholders' vote today the Board of DBI appointed Dr. Joseph J. Atick the CEO of the newly merged company. In addition, Dr. Atick and Mr. Jason Choo were added to the existing DBI board. Mr. Choo represents Lonsdale Group, Ltd., a venture capital investor and Board member in the private Visionics.

Dr. Atick said, "We are pleased that the merger is now complete. We are eager to execute on our vision and look forward to leveraging the complementary strengths brought by this merger to build the leading biometric company and to deliver enhanced shareholder value." The merger agreement calls for Digital Biometrics to issue approximately 7,000,000 shares of its common stock in exchange for all of the shares of Visionics common stock and options to purchase shares of Visionics common stock. The merger will be accounted for under the pooling of interests method of accounting.

About Visionics Corporation
Co-headquartered in Minnesota and New Jersey, Visionics Corporation is the worldwide leader in identification technologies and systems. Through its two respective business lines, FaceIt(R) and DBI, the company develops and deploys facial recognition technology and designs and manufacturers forensic quality fingerprint biometric identification systems. The award-winning FaceIt(R) technology enables a broad range of products and applications built by partners (OEMs, VARs and system integrators). The DBI product line is widely used by government agencies, law enforcement, airports, banks and other commercial institutions. More information on Visionics can be accessed via the Company web site at http://www.visionics.com or by calling Frances Zelazny, Director of Corporate Communications at +1 201-332-9213.

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. For a more complete description of these and other risk factors which may affect the future performance of Visionics Corporation, see "Risk Factors" in the preliminary Form S-4, which has been filed with the SEC.